Exhibit 10(a)

364-DAY CREDIT AGREEMENT

Dated as of February 24, 2003

SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, BANK ONE, NA, as syndication agent, BARCLAYS BANK PLC and BANK OF AMERICA, N.A., as documentation agents, SALOMON SMITH BARNEY INC. and BANC ONE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners, and CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means (a) for Base Rate Advances as of any date prior to the Term Loan Conversion Date, 0% per annum, (b) for Base Rate Advances as of any date on and after the Term Loan Conversion Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below and (c) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Base Rate Advances On and After the Term Loan Conversion Date	Applicable Margin for Eurodollar Rate advances Prior to the Term Loan Conversion Date	Applicable Margin for Eurodollar Rate Advances On and After the Term Loan Conversion Date
Level 1 A+ or A1 or above	0.000%	0.190%	0.600%
Level 2 A or A2	0.000%	0.270%	0.700%
Level 3 A- or A3	0.000%	0.400%	1.000%
Level 4 BBB+ or Baa1	0.000%	0.625%	1.500%
Level 5 BBB or Baa2	0.250%	0.825%	1.750%
Level 6 Lower than Level 5	1.000%	1.000%	2.500%

"Applicable Percentage" means, as of any date prior to the Term Loan Conversion Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Percentage
Level 1 A+ or A1 or above	0.060%
Level 2 A or A2	0.080%
Level 3 A- or A3	0.100%
Level 4 BBB+ or Baa1	0.125%
Level 5 BBB or Baa2	0.175%
Level 6 Lower than Level 5	0.250%

"Applicable Utilization Fee" means, as of any date prior to the Term Loan Conversion Date that the aggregate Advances exceed 50% of the aggregate Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Utilization Fee
Level 1 A+ or A1 or above	0.100%
Level 2 A or A2	0.100%
Level 3 A- or A3	0.250%
Level 4 BBB + or Baa1	0.250%
Level 5 BBB or Baa2	0.250%
Level 6 Lower than Level 5	0.250%

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

"Assuming Lender" has the meaning specified in Section 2.16(d).

"Assumption Agreement" has the meaning specified in Section 2.16(d)(ii).

"Authorized Officer" means the president, vice president, finance or any other person acceptable to the Required Lenders.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

(b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c) 1/2 of one percent per annum above the Federal Funds Rate.

"Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

"Borrower Information" has the meaning specified in Section 8.08(b).

"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day of the year on which dealings are carried on in the London interbank market.

"Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.16.

"Commitment Date" has the meaning specified in Section 2.16(b).

"Commitment Increase" has the meaning specified in Section 2.16(a).

"Consenting Lender" has the meaning specified in Section 2.17(b).

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Consolidated Debt" means at any date the Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.

"Consolidated Net Income" means, for any period, the net income of the Borrower and its Subsidiaries for such period.

"Consolidated Stockholder's Equity" means as of any date the total stockholder's equity of the Borrower and its Subsidiaries, plus the amount of any SRAC Subordinated Debt, as of such date.

"Consolidated Tangible Net Worth" means at any date the Consolidated Stockholder's Equity less the consolidated Intangible Assets of the Borrower and its Subsidiaries, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected as an asset on the consolidated statement of financial position of the Borrower and its Subsidiaries) of (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 29, 2001 in the book value of any asset owned by the Borrower or a Subsidiary and (b) all unamortized debt discount and expense to the extent reflected as an asset on a consolidated statement of financial position of the Borrower and its Subsidiaries, unamortized service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

"Credit Agreement Support Letter" means the letter agreement dated as of the date hereof between the Borrower and Sears.

"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that SRAC Subordinated Debt shall not be deemed to be Debt for the purpose of determining Debt of the Borrower.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Demand Notes" means the demand promissory notes made by Sears, payable to the order of the Borrower, pursuant to the Sears Letter Agreement.

"Disclosed Litigation" has the meaning specified in Section 3.01(b).

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Effective Date" has the meaning specified in Section 3.01.

"Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, such approval not to be unreasonably withheld or delayed and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

"Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period or, if fewer than two Reference Banks furnish timely information to the Agent, by other adequate and reasonable means available to the Agent, subject, however, to the provisions of Section 2.07.

"Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(ii).

"Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.

"Extension Date" has the meaning specified in Section 2.17(b).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Fixed Charge Coverage Ratio" means, for any period, the Borrower's ratio of earnings to fixed charges, determined for such period in accordance with Item 503(d) of Regulation S-K promulgated by the Securities and Exchange Commission, as in effect on the date hereof.

"GAAP" has the meaning specified in Section 1.03.

"Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Increase Date" has the meaning specified in Section 2.16(a).

"Increasing Lender" has the meaning specified in Section 2.16(d).

"Information Memorandum" means the information memorandum dated January 17, 2003 used by the Agent in connection with the syndication of the Commitments.

"Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date or, if the Advances have been converted to a term loan pursuant to Section 2.05 prior to such selection, that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Lenders" means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.16 or 2.17 and each Person that shall become a party hereto pursuant to Section 8.07.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or the Notes or (c) the ability of the Borrower to perform its obligations under this Agreement or the Notes.

"Maturity Date" means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.04 or 6.01.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Non-Consenting Lender" has the meaning specified in Section 2.17(b).

"Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

"Notice of Borrowing" has the meaning specified in Section 2.02(a).

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

"Plan" means a Single Employer Plan or a Multiple Employer Plan.

"Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating , the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 6 under the definition of "Applicable Margin", "Applicable Percentage" or "Applicable Utilization Fee", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

"Reference Banks" means Citibank, Bank One, NA, Barclays Bank PLC and Bank of America, N.A.

"Register" has the meaning specified in Section 8.07(d).

"Required Lenders" means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

"S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

"Sears" means Sears, Roebuck and Co., a New York corporation.

"Sears Letter Agreement" means the letter agreement dated as of October 17, 1991 between the Borrower and Sears.

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"SRAC Subordinated Debt" means any indebtedness for borrowed money of the Borrower to any of (a) Sears, (b) a wholly-owned Subsidiary of Sears, (c) a corporation of which Sears is a wholly-owned Subsidiary or (d) a wholly-owned Subsidiary of a corporation described in clause (c) above, evidenced by notes or other evidences of indebtedness for borrowed money which is made subordinate and junior in right of payment to the Advances and such other indebtedness for borrowed money of the Borrower as may be specified (whether expressly or by category) in the instruments evidencing such indebtedness (the Advances and all other obligations of the Borrower hereunder and such other indebtedness of the Borrower to which the SRAC Subordinated Debt is subordinate and junior being herein called "Superior Debt") by provisions no less favorable to the holders of the Superior Debt than those set forth in Exhibit E.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Term Loan Conversion Date" means the Termination Date on which all Advances outstanding on such date are converted into a term loan pursuant to Section 2.05.

"Term Loan Election" has the meaning specified in Section 2.05.

"Termination Date" means the earlier of (a) February 23, 2004, subject to the extension thereof pursuant to Section 2.17 and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP"). If at any time any change in generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in generally accepted accounting principles (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment. Each Borrowing shall be in an aggregate amount of $75,000,000 or an integral multiple of $5,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $75,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2003, and on the Termination Date.

(b) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $75,000,000 or an integral multiple of $5,000,000 in excess thereof.

(b) Mandatory. On the Termination Date, if the Borrower has made the Term Loan Election in accordance with Section 2.05 prior to such date, and from time to time thereafter upon each prepayment of the Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Advances outstanding at such time.

SECTION 2.05. Repayment of Advances. The Borrower shall, subject to the next succeeding sentence, repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding. The Borrower may, upon not less than five Business Days' notice to the Agent, elect (the "Term Loan Election") to convert all of the Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrower shall repay in full ratably to the Lenders on the Maturity Date; provided that the Term Loan Election may not be exercised if a Default has occurred and is continuing on the date of notice of the Term Loan Election or on the date on which the Term Loan Election is to be effected. All Advances converted into a term loan pursuant to this Section 2.05 shall continue to constitute Advances except that the Borrower may not reborrow pursuant to Section 2.01 after all or any portion of such Advances have been prepaid pursuant to Section 2.09.

SECTION 2.06. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.07. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $75,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances unless adequate and reasonable means exist for the Agent to determine the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments of Advances. The Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $75,000,000 or an integral multiple of $5,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.16 or an extension of the Termination Date pursuant to Section 2.17, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under the Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder, but excluding all other United States federal taxes other than withholding taxes (hereinafter referred to as "Other Taxes").

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.13(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.16. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar quarter prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by integral multiples of $25,000,000 (each a "Commitment Increase") to be effective as of a date that is at least 30 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $4,500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, no Default shall have occurred and be continuing.

(b) The Agent shall promptly notify such Eligible Assignees (which may include Lenders) as shall be identified by the Borrower of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which such Eligible Assignees wishing to participate in the Commitment Increase must commit to such increase in the Commitments (the "Commitment Date"). To the extent oversubscribed, the requested Commitment Increase shall be allocated among the Eligible Assignees willing to participate therein in such amounts as are reasonably agreed between the Borrower and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which Eligible Assignees are willing to participate in the requested Commitment Increase; provided, however, that, after giving effect to the Commitment Increase, the Commitment of each such Eligible Assignee shall be in an amount of not less than $25,000,000.

(d) On each Increase Date, each Eligible Assignee that is not prior to such date a Lender hereunder and accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.16(b) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.17(c), an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Eligible Assignee that prior to such date is a Lender and accepts an offer to participate in a requested Commitment Increase (an "Increasing Lender") shall be so increased (or established) by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.16(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.16(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

SECTION 2.17. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to the Termination Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by 364 days from its then scheduled expiration; provided, however, that the Borrower shall not have made the Term Loan Election for Advances outstanding on such Termination Date prior to such time. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to the Termination Date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the Termination Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to the Termination Date of the decision of the Lenders regarding the Borrower's request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the Termination Date (the "Extension Date"), be extended for 364 days; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.17, be extended as to those Lenders that so consented (each a "Consenting Lender") but shall not be extended as to any other Lender (each a "Non-Consenting Lender"). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.17 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.10, 2.13 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.17, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Termination Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $25,00,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $25,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender's rights under Sections 2.10, 2.13 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.17 shall have delivered to the Agent the Note held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.17) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional 364-day period as described in subsection (a) of this Section 2.17, and all references in this Agreement and in the Notes to the "Termination Date" shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 29, 2001, except as reported in filings made with the Securities and Exchange Commission prior to the date hereof.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders, respectively.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) Certified copies of the duly executed Sears Letter Agreement and the duly executed Credit Agreement Support Letter, together with an opinion of counsel to Sears (which may be in-house counsel) to the effect that, as of the date hereof, the Sears Letter Agreement, the Credit Agreement Support Letter and the Demand Notes are the legal, valid and enforceable obligation of Sears, enforceable against Sears in accordance with their terms.

(v) A favorable opinion of in-house counsel to Sears and of Katten Muchin Zavis Rosenman, counsel for the Borrower, substantially in the form of Exhibit D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

(vi) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

(i) The Borrower shall have terminated the commitments and paid in full all of the Debt, interest, fees and other amounts outstanding under the Amended and Restated Credit Agreement dated as of April 28, 1997, as amended and restated on April 23, 1998, among the Borrower, the lenders parties thereto and Morgan Guaranty Trust Company of New York, as administrative agent. By execution of this Agreement, each of the Lenders that is a lender under such credit agreement hereby waives any requirement set forth in such credit agreement of prior notice of the termination of the commitments thereunder.

SECTION 3.02. Conditions Precedent to Each Borrowing and Extension Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing and each extension of Commitments pursuant to Section 2.17 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or the applicable Extension Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, request for Commitment Extension and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Extension Date such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing or such extension and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or such extension or from the application of the proceeds therefrom, that constitutes a Default;

and (b) with respect to any extension of the Commitments pursuant to Section 2.17, the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 29, 2001, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 28, 2002, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 28, 2002, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Since December 29, 2001, there has been no Material Adverse Change except as reported in filings made with the Securities and Exchange Commission prior to the date hereof.

(f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

(i) All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of the Borrower and its Subsidiaries and all taxes due with respect to the Borrower and its Subsidiaries pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(j) All written factual information heretofore furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement was true and correct in all material respects on the date as of which such information was stated or certified, provided that the Borrower makes no representations or warranties with respect to any projections or other non-factual information contained in such information.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided, however, that the Borrower and its Subsidiaries may self insure to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e) Visitation Rights. Subject to reasonable confidentiality limitations and requirements imposed by the Borrower due to competitive concerns or otherwise, at any reasonable time and from time to time (but no more than twice a year unless a Default has occurred and is continuing), permit the Agent or any of the Lenders or any agents or representatives thereof, at the Lenders' expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

(i) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP and certificates of an Authorized Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP (the Borrower being permitted to satisfy the requirements of this clause (i) by delivery, in the manner provided in Section 8.02(b), of its quarterly report on form 10-Q (or any successor form), as filed with the Securities and Exchange Commission);

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants acceptable to the Required Lenders, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP (the Borrower being permitted to satisfy the requirements of this clause (ii) by delivery, in the manner provided in Section 8.02(b), of its quarterly report on form 10-K (or any successor form), as filed with the Securities and Exchange Commission);

(iii) promptly and in any event within five days after any officer of the Borrower knows or should have had knowledge of the occurrence of each Default continuing on the date of such statement, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to its public securityholders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (other than pursuant to employee Plans) of securities that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

(vi) promptly after receipt thereof, copies of all reports and notices delivered to the Borrower by Sears pursuant to the Credit Agreement Support Letter; and

(vii) such other information respecting the Borrower or any of its Subsidiaries or Sears as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $25,000,000 at any time outstanding,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) other Liens securing Debt in an aggregate principal amount not to exceed 5% of Consolidated Tangible Net Worth at any time outstanding, and

(vi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and (iii) the Borrower may merge or consolidate with or into, or dispose of assets to Sears, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(e) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt or capital stock having any preference as to dividend or upon any distribution of assets other than:

(i) Debt owed to, or such stock issued to, the Borrower or to a wholly owned Subsidiary of the Borrower,

(ii) Debt or such stock of a Subsidiary whose business activities are confined exclusively to raising capital outside the United States, financing the Borrower and its other Subsidiaries and other activities incidental thereto,

(iii) Debt secured by Liens permitted by Section 5.02(a)(ii) or (iv), and

(iv) other Debt or such stock which, in the aggregate, does not exceed at any time 5% of Consolidated Tangible Net Worth (with such stock taken at the higher of its voluntary or involuntary liquidation preference).

(f) Credit Agreement Support Letter. Amend, waive, terminate or otherwise modify any provision of the Credit Agreement Support Letter, the Sears Letter Agreement or the Demand Notes or fail to enforce the Credit Agreement Support Letter, the Sears Letter Agreement or the Demand Notes against Sears in accordance with their respective terms; provided that the Borrower may amend the Sears Letter Agreement and Demand Notes to reduce the fixed charge coverage ratio set forth in paragraph 3 thereof to no less than 1.15.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Fixed Charge Ratio. Maintain a Fixed Charge Ratio for any fiscal quarter of not less than 1.15.

(b) Debt/Net Worth. Maintain, as of any date, Consolidated Debt of not more than 700% of Consolidated Tangible Net Worth.

(c) Maximum Unsecured Debt. Maintain, as of any date, unsecured Debt of not more than (i) the aggregate principal amount of the Demand Notes plus (ii) cash and cash equivalents plus (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, unencumbered accounts receivable.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or, in respect of amounts other than principal, three Business Days, if later; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Sears shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate of Sears, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or, in respect of amounts other than principal, three Business Days, if later; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) The Borrower or any of its Subsidiaries or Sears shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries or Sears seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries or Sears shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) A judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Sears entitled to vote for members of the board of directors or equivalent governing body of Sears on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Sears cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (iii) Sears shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of the Borrower; or

(i) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(j) Sears shall fail to perform or observe any provision of the Credit Agreement Support Letter; or

(k) Any provision of the Credit Agreement Support Letter or the Demand Notes shall for any reason cease to be valid and binding or enforceable against Sears, or Sears shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.16 or 2.17, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, or, if a successor agent has not been appointed within 45 days after the retiring Agent's giving of notice or resignation, then the Borrower may appoint a successor Agent, which in any case shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or the Credit Agreement Support Letter, nor consent to any departure by the Borrower or Sears therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as provided in Section 2.16, increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) permit the release or termination of the support obligations of Sears under the Credit Agreement Support Letter or (g) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to the Borrower, at its address at 3711 Kennett Pike, Greenville, Delaware 19807, Attention: President; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent; provided that notices required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent and the Lenders as specified in Section 8.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or emailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as Citibank is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (vi) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by email at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on "e-Disclosure" (the "Platform"), the Agent's internet delivery system that is part of SSB Direct, Global Fixed Income's primary web portal. Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay promptly all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, promptly after notice by such Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may, upon notice to the Borrower, and if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.13) upon at least five Business Days' notice to such Lender and the Agent will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (unless a Default has occurred and is continuing, in which case not less than $5,000,000) or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,000 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.10, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender in accordance with Section 8.08(b).

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08. Confidentiality. (a) The Borrower, the Lenders and the Agent hereby agree that each of the Borrower, the Lenders and the Agent (and each of their respective, and their respective affiliates', employees, officers, directors, agents and advisors) is, and has been from the commencement of discussions with respect to the facility established by this Agreement (the "Facility"), permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Borrower, such Lender or the Agent related to such structure and tax aspects. In this regard, each of the Borrower, the Lenders and the Agent acknowledges and agrees that its disclosure of the structure or tax aspects of the Facility is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Borrower, the Lenders and the Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facility is limited in any other manner (such as where the Facility is claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the Facility by the Borrower, the Agent or the Lenders is limited by any existing agreement between the Borrower and the Agent or the Lenders, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Facility as provided in this paragraph (a).

(b) Subject to paragraph (a) of this Section 8.08, neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the "Borrower Information"), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates' employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a non-confidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEARS ROEBUCK ACCEPTANCE CORP.

By: /s/ Keith E. Trost
     Title: President

CITIBANK, N.A.,
as Agent

By:  /s/ Judith Green
     Title:  Vice President

Initial Lenders

Commitment
$350,000,000.00	CITIBANK, N.A.
By: /s/ Judith Green Title: Vice President

$350,000,000.00	BANK ONE, NA
By: /s/ John Ryan Title: Managing Director

Documentation Agents

$300,000,000.00	BARCLAYS BANK PLC
By: /s/ John Giannone Title: Director

$225,000,000.00	BANK OF AMERICA, N.A.
By: /s/ Jeffrey H. Susman Title: Managing Director

Senior Managing Agents

$200,000,000.00	MERRILL LYNCH BANK USA
By: /s/ Louis Alder Title: Vice President

$200,000,000.00	MORGAN STANLEY BANK
By: /s/ Jaap L. Tonckens Title: Vice President

Managing Agents

$150,000,000.00	DEUTSCHE BANK AG NEW YORK BRANCH
By: /s/ Thomas A. Foley Title: Vice President
By: /s/ William W. McGinty Title: Director

$150,000,000.00	WESTLB AG, NEW YORK BRANCH
By: /s/ Richard J. Pearse Title: Executive Director
By: /s/ Salvatore Battinelli Title: Managing Director

Co-Agents

$120,000,000.00	BH FINANCE LLC
By: /s/ Marc D. Hamburg Title: President

$100,000,000.00	KEYBANK NATIONAL ASSOCIATION
By: /s/ David J. Wechter Title: Vice President

$100,000,000.00	ROYAL BANK OF CANADA
By: /s/ Scott Umbs Title: Manager

$100,000,000.00	UBS AG, CAYMAN ISLAND BRANCH
By: /s/ Patricia O'Kicki Title: Director
By: /s/ Luke Goldsworthy Title: Associate Director

$100,000,000.00	WACHOVIA BANK, N.A.
By: /s/ Susan T. Vitale Title: Vice President

$100,000,000.00	WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Mary Falck Title: Senior Vice President
By: /s/ Melissa Nachmann Title: Vice President

$75,000,000.00	BNP PARIBAS
By: /s/ Rosalie Hawley Title: Director
By: /s/ Title: Central Region Manager

$75,000,000.00	CIBC INC.
By: /s/ Dominic J. Sorresso Title: Executive Director

$75,000,000.00	U.S. BANK NATIONAL ASSOCIATION
By: /s/ John Franceschi Title: Vice President

$65,000,000.00	FIFTH THIRD BANK
By: /s/ Christopher Jones Title: Vice President

$60,000,000.00	STATE STREET BANK AND TRUST COMPANY
By: /s/ Juan G. Sierra Title: Assistant Vice President

$50,000,000.00	BANCA NAZIONALE DEL LAVORO S.p.A., NEW YORK BRANCH
By: /s/ Francesco Di Mario Title: Vice President
By: /s/ Leonardo Valentini Title: First Vice President

$50,000,000.00	BANCO POPULAR DE PUERTO RICO, NEW YORK BRANCH
By: /s/ Hector J. Gonzalez Title: Vice President

$50,000,000.00	BMO NESBITT BURNS FINANCING INC.
By: /s/ Title: Managing Director

$50,000,000.00	THE BANK OF NOVA SCOTIA
By: /s/ V. Gibson Title: Assistant Agent

$50,000,000.00	BEAR STEARNS CORPORATE LENDING INC.
By: /s/ Keith C. Barnish Title: Executive Vice President

$50,000,000.00	DRESDNER BANK AG
By: /s/ Deborah Carlson Title: Director

$50,000,000.00	FLEET NATIONAL BANK
By: /s/ Stephen Garvin Title: Managing Director

$50,000,000.00	NATIONAL CITY BANK
By: /s/ Jeffrey Hawthorne Title: Senior Vice President

$50,000,000.00	THE NORTHERN TRUST COMPANY
By: /s/ Craig Smith Title: Vice President

$35,000,000.00	PNC BANK, N.A.
By: Deborah K. Breslof Title: Vice President

$25,000,000.00	THE BANK OF NEW YORK
By: /s/ William M. Barnum Title: Vice President

$25,000,000.00	FIRST HAWAIIAN BANK
By: /s/ Charles L. Jenkins Title: Vice President/Manager

$25,000,000.00	THE HUNTINGTON NATIONAL BANK
By: /s/ Pamela LeRose Title: Vice President

$25,000,000.00	MELLON BANK, N.A.
By: /s/ Mark F. johnston Title: Vice President

$20,000,000.00	M&I MARSHALL & ILSLEY BANK
By: /s/ Stephen F. Geimer Title: Senior Vice President
By: /s/ Stephen S. Kalmer Title: Vice President

$3,500,000,000.00	Total of the Commitments

SCHEDULE I
SEARS ROEBUCK ACCEPTANCE CORP.
364-DAY CREDIT AGREEMENT
APPLICABLE LENDING OFFICES
Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
Banca Nazionale del Lavoro S.p.A., New York Branch	25 West 51st Street New York, NY 10019 Attn: Anna Hernandez T: 212 314-0679 F: 212 314-0244	25 West 51st Street New York, NY 10019 Attn: Anna Hernandez T: 212 314-0679 F: 212 314-0244
Banco Popular de Puerto Rico, New York Branch	9600 Bryn Mawr, 3rd Floor Rosemont, IL 60018 Attn: Jim Brennan T: 847 994-5460 F: 847 994-5917	9600 Bryn Mawr, 3rd Floor Rosemont, IL 60018 Attn: Jim Brennan T: 847 994-5460 F: 847 994-5917
Bank of America, N.A.	1850 Gateway Blvd. Concord, CA 94520 Attn: G.K. Lapitan T: 925 675-8205 F: 888 969-9264	1850 Gateway Blvd. Concord, CA 94520 Attn: G.K. Lapitan T: 925 675-8205 F: 888 969-9264
The Bank of New York	One Wall Street New York, NY 10286 Attn: Diane Burgess T: 212 635-1311	One Wall Street New York, NY 10286 Attn: Diane Burgess T: 212 635-1311
The Bank of Nova Scotia	600 Peachtree Street N.E. Atlanta Agency, Suite 2700 Atlanta, GA 30308 Attn: Mystro Whatley T: 404 877-1566 F: 404 888-8998	600 Peachtree Street N.E. Atlanta Agency, Suite 2700 Atlanta, GA 30308 Attn: Mystro Whatley T: 404 877-1566 F: 404 888-8998
Bank One, NA	1 Bank One Plaza Suite IL1-0088 Chicago, IL 60670 Attn: Erica Lowe T: 312 732-6137 F: 312 732-2715	1 Bank One Plaza Suite IL1-0088 Chicago, IL 60670 Attn: Erica Lowe T: 312 732-6137 F: 312 732-2715
Barclays Bank PLC	222 Broadway, 11th Floor New York, NY 10038 Attn: Jan Becker T: 212 412-3795 F: 212 412-5306	222 Broadway, 11th Floor New York, NY 10038 Attn: Jan Becker T: 212 412-3795 F: 212 412-5306
Bear Stearns Corporate Lending Inc.	383 Madison Avenue New York, NY 10179 Attn: Gloria Dombrowski T: 212 272-6043 F: 212 272-4844	383 Madison Avenue New York, NY 10179 Attn: Gloria Dombrowski T: 212 272-6043 F: 212 272-4844
BH Finance LLC	1440 Kiewit Plaza Omaha, NE 68131 Attn: Marg Hamburg T: 402 346-1400 F: 402 346-3375	1440 Kiewit Plaza Omaha, NE 68131 Attn: Marg Hamburg T: 402 346-1400 F: 402 346-3375

BMO Nesbitt Burns Financing Inc.	115 S. LaSalle Street Chicago, IL 60603 Attn: Ellen Dancer	115 S. LaSalle Street Chicago, IL 60603 Attn: Ellen Dancer
BNP Paribas	919 Third Avenue, 3rd Floor New York, NY 10022 Attn: Naomi Lehrer T: 212 471-6626 F: 212 471-6695	919 Third Avenue, 3rd Floor New York, NY 10022 Attn: Naomi Lehrer T: 212 471-6626 F: 212 471-6695
CIBC Inc.	2727 Paces Ferry Road, Suite 120 2 Paces West, Building 2 Atlanta, GA 30339 Attn: Clare Coyne T: 770 319-4836 F: 770 319-4950	2727 Paces Ferry Road, Suite 120 2 Paces West, Building 2 Atlanta, GA 30339 Attn: Clare Coyne T: 770 319-4836 F: 770 319-4950
Citibank, N.A.	Two Penns Way New Castle, DE 19720 Attn: T: F:	Two Penns Way New Castle, DE 19720 Attn: T: F:
Deutsche Bank AG New York Branch	90 Hudson Street Mailstop JCY05-0511 Jersey City, NJ 07302 Attn: Carmen Melendez T: 201 593-2224 F: 201 593-2313	90 Hudson Street Mailstop JCY05-0511 Jersey City, NJ 07302 Attn: Carmen Melendez T: 201 593-2224 F: 201 593-2313
Dresdner Bank AG	1301 Avenue of the Americas New York, NY 10019 Attn: Laverne Small T: 212 429-2511 F: 212 429-2130	1301 Avenue of the Americas New York, NY 10019 Attn: Laverne Small T: 212 429-2511 F: 212 429-2130
Fifth Third Bank	1701 Golf Road GRLM7B Rolling Meadows, IL 60008 Attn: Kim Coons T: 847 354-7126 F: 847 354-7130	1701 Golf Road GRLM7B Rolling Meadows, IL 60008 Attn: Kim Coons T: 847 354-7126 F: 847 354-7130
First Hawaiian Bank	999 Bishop Street, 8th Floor Honolulu, HI 96813 Attn: Charles Jenkins T: 808 525-6289 F: 808 525-6372	999 Bishop Street, 8th Floor Honolulu, HI 96813 Attn: Charles Jenkins T: 808 525-6289 F: 808 525-6372
Fleet National Bank
The Huntington National Bank	7450 Huntington Park Drive Suite 305 Columbus, OH 43235 Attn: Kristina Brakefield T: 614 480-2881 F: 614 480-2249	7450 Huntington Park Drive Suite 305 Columbus, OH 43235 Attn: Kristina Brakefield T: 614 480-2881 F: 614 480-2249
Keybank National Association	127 Public Square Cleveland, OH 44114 Attn: Laura Binkley T: 216 689-4448 F: 216 689-4981	127 Public Square Cleveland, OH 44114 Attn: Laura Binkley T: 216 689-4448 F: 216 689-4981

M&I Marshall & Ilsley Bank	401 North Executive Drive Brookfield, WI Attn: Nenita Yumang T: 262 938-8675 F: 262 938-8684	401 North Executive Drive Brookfield, WI Attn: Nenita Yumang T: 262 938-8675 F: 262 938-8684
Mellon Bank, N.A.	525 William Penn Place Room 1203 Pittsburgh, PA 15259 Attn: Richard Bouchard T: 412 234-5767 F: 412 209-6124	525 William Penn Place Room 1203 Pittsburgh, PA 15259 Attn: Richard Bouchard T: 412 234-5767 F: 412 209-6124
Merrill Lynch Bank USA	15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Attn: Derek Befus T: 801 526-6814 F: 801 531-7470	15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Attn: Derek Befus T: 801 526-6814 F: 801 531-7470
Morgan Stanley Bank	1633 Broadway New York, NY 10019 Attn: Larry Benison T: 212 537-1384 F: 212 537-1867	1633 Broadway New York, NY 10019 Attn: Larry Benison T: 212 537-1384 F: 212 537-1867
National City Bank	155 East Broad Street Columbus, OH 43251 Attn: Vicki Niemela T: 614 463-7133 F: 614 463-8572	155 East Broad Street Columbus, OH 43251 Attn: Vicki Niemela T: 614 463-7133 F: 614 463-8572
The Northern Trust Company	50 S. LaSalle Street Chicago, IL 60675 Attn: Linda Honda T: 312 444-3532 F: 312 630-1566	50 S. LaSalle Street Chicago, IL 60675 Attn: Linda Honda T: 312 444-3532 F: 312 630-1566
PNC Bank, N.A.	500 First Avenue Pittsburgh, PA 15219 Attn: Jack Caracciolo T: 412 768-9973 F: 412 768-4586	500 First Avenue Pittsburgh, PA 15219 Attn: Jack Caracciolo T: 412 768-9973 F: 412 768-4586
Royal Bank of Canada	One Liberty Plaza, 3rd Floor New York, NY 10006 Attn: Manager, Loans Administration T: 212 428-6322 F: 212 428-2372	One Liberty Plaza, 3rd Floor New York, NY 10006 Attn: Manager, Loans Administration T: 212 428-6322 F: 212 428-2372
State Street Bank and Trust Company	Lafayette Corporate Center 2 Avenue de Lafayette Boston, MA 02111 Attn: Lauren Molloy T: 617 662-2348 F: 617 662-2323	Lafayette Corporate Center 2 Avenue de Lafayette Boston, MA 02111 Attn: Lauren Molloy T: 617 662-2348 F: 617 662-2323
UBS AG, Cayman Island Branch	677 Washington Blvd. Stamford, CT. 06901 Attn: Deborah Porter T: 203 719-6391 F: 203 719-3888	677 Washington Blvd. Stamford, CT. 06901 Attn: Deborah Porter T: 203 719-6391 F: 203 719-3888

U.S. Bank National Association	400 City Center Oshkosh, WI 54901 Attn: Connie Sweeney T: 920 237-7604 F: 920 237-7993	400 City Center Oshkosh, WI 54901 Attn: Connie Sweeney T: 920 237-7604 F: 920 237-7993
Wachovia Bank, N.A.	201 S. College Street, CP-9 Charlotte, NC 28288 Attn: Cynthia Rawson T: 704 374-4425 F: 704 374-2802	201 S. College Street, CP-9 Charlotte, NC 28288 Attn: Cynthia Rawson T: 704 374-4425 F: 704 374-2802
Wells Fargo Bank, National Association	201 Third Street, MAC 0187081 San Francisco, Ca 94103 Attn: Ginnie Padgett T: 415 477-5374 F: 415 979-0675	201 Third Street, MAC 0187081 San Francisco, Ca 94103 Attn: Ginnie Padgett T: 415 477-5374 F: 415 979-0675
WestLB AG, New York Branch	1211 Avenue of the Americas 25th Floor New York, NY 10036 Attn: Yolette Salnave T: 212 852-5994 F: 212 302-7946	1211 Avenue of the Americas 25th Floor New York, NY 10036 Attn: Yolette Salnave T: 212 852-5994 F: 212 302-7946

SCHEDULE 3.01(b)

Disclosed Litigation

None

SCHEDULE 5.02(a)

Liens Existing on the Effective Date

None

EXHIBIT A - FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$_______________	Dated: _______________, 200_

FOR VALUE RECEIVED, the undersigned, SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the later of] the Termination Date and the date designated pursuant to Section 2.05 of the Credit Agreement (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of February 24, 2003 among the Borrower, the Lender and certain other lenders parties thereto, Bank One, NA, as syndication agent, Barclays Bank PLC and Bank of America, N.A., as documentation agents, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc., as joint lead arrangers and joint bookrunners, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

SEARS ROEBUCK ACCEPTANCE CORP.

By  __________________________
    Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF
BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, Sears Roebuck Acceptance Corp., refers to the 364-Day Credit Agreement, dated as of February 24, 2003 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Bank One, NA, as syndication agent, Barclays Bank PLC and Bank of America, N.A., as documentation agents, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc., as joint lead arrangers and joint bookrunners, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________, 200_.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $_______________.

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

SEARS ROEBUCK ACCEPTANCE CORP.

By  __________________________
     Title:.

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the 364-Day Credit Agreement dated as of February 24, 2003 (as amended or modified from time to time, the "Credit Agreement") among Sears Roebuck Acceptance Corp., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement), Bank One, NA, as syndication agent, Barclays Bank PLC and Bank of America, N.A., as documentation agents, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc., as joint lead arrangers and joint bookrunners, and Citibank, N.A., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	_____%
Assignee's Commitment:	$______
Aggregate outstanding principal amount of Advances assigned:	$______
Principal amount of Note payable to Assignee:	$______
Principal amount of Note payable to Assignor:	$______
Effective Date*: _______________, 200_

[NAME OF ASSIGNOR], as Assignor

By __________________________
Title:

Dated: _______________, 200_

[NAME OF ASSIGNEE], as Assignee

By __________________________
Title:

Dated: _______________, 200_

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Accepted [and Approved]** this
__________ day of _______________, 200_

CITIBANK, N.A., as Agent

By  ___________________________
    Title:

[Approved this __________ day
of _______________, 200_

SEARS ROEBUCK ACCEPTANCE CORP.

By  ___________________________
     Title:

EXHIBIT D-1 - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

February 24, 2003

To each of the Lenders parties
to the 364-Day Credit Agreement dated
as of February 24, 2003
among Sears Roebuck Acceptance Corp.,
said Lenders and Citibank, N.A.,
as Agent for said Lenders, and to
Citibank, N.A., as Agent

Ladies and Gentlemen:

I am the Vice President - Deputy General Counsel and Acting General Counsel of Sears, Roebuck and Co. ("Sears"). The Sears Law Department, under my supervision, has acted as counsel to Sears Roebuck Acceptance Corp. ("SRAC") in connection with the 364-Day Credit Agreement, dated as of February 24, 2003 (the "Credit Agreement"), among Sears Roebuck Acceptance Corp. ("SRAC"), the Lenders parties thereto, Bank One, NA, as syndication agent, Barclays Bank PLC and Bank of America, N.A., as documentation agents, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc., as joint lead arrangers and joint bookrunners, and Citibank, N.A., as Agent for said Lenders. This opinion is rendered to you pursuant to Section 3.01(h)(v) of the Credit Agreement. All terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments, as I have deemed necessary or appropriate for the purposes of this opinion. In that connection, we have examined:

    The Credit Agreement.

    The documents furnished by SRAC pursuant to Article III of the Credit Agreement.

    The Certificate of Incorporation of SRAC and all amendments thereto.

    The By-Laws of SRAC and all amendments thereto.

    A certificate of the Secretary of State of Delaware, dated February __, 2003, attesting to the continued corporate existence and good standing of SRAC in that State.

I have also obtained and relied upon, to the extent I deem appropriate, certificates of officers and other executives of SRAC and of public officials as to factual matters. I call your attention to the fact that, in rendering my opinion, I am expressing my views only as to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal statutes of the United States of America.

On the basis of the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof:

  SRAC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

  The execution, delivery and performance by SRAC of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within SRAC's corporate powers and have been duly authorized by all necessary corporate action. The Credit Agreement and the Notes have been duly executed and delivered on behalf of SRAC.

  The execution and delivery of the Notes and the compliance by SRAC with all of the provisions of the Notes and the Credit Agreement will not (a) conflict with or result in any breach which would constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SRAC, material to SRAC, pursuant to the terms of any indenture, loan agreement or other agreement or instrument for borrowed money to which SRAC is a party or by which SRAC may be bound or to which any of the property or assets of SRAC, material to SRAC, is subject, (b) result in any violation of the provisions of the Certificate of Incorporation, as amended, or the By-Laws, as amended, of SRAC or (c) result in any material violation of any statute or any order, rule or regulation applicable to SRAC of any court or any federal, state or other regulatory authority or other governmental body having jurisdiction over SRAC.

  No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by SRAC of the Credit Agreement and the Notes.

  I do not know of any pending legal or governmental proceeding (i) required to be described in SRAC's 2001 Form 10-K or in the Quarterly Reports on Form 10-Q of SRAC filed with the Commission pursuant to the Exchange Act subsequent thereto, which are not described as required or (ii) which would be required to be described in a Quarterly Report on Form 10-Q filed by SRAC if such filing were made on the date hereof. To the best of my knowledge, there are no pending legal or governmental proceedings against SRAC that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby.

In rendering my opinion, I have assumed that each party to the Credit Agreement (other than SRAC) has the requisite corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations under the Credit Agreement, that the Credit Agreement has been duly authorized, executed and delivered by the parties thereto (other than SRAC) and that the signatures (other than those on behalf of SRAC) on all documents examined by me are genuine, assumptions which I have not independently verified.

This opinion is furnished by me as counsel for SRAC to each of you and is solely for your benefit and is not to be otherwise used, circulated or relied upon without my express written consent. Notwithstanding the foregoing, a copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

Very truly yours,

EXHIBIT D-2 - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

February 24, 2003

To each of the Lender parties
to the 364 Day Credit Agreement
dated as of February 24, 2003 among
Sears Roebuck Acceptance Corp.,
said Lenders and Citibank, N.A.,
as Agent for said Lenders
and to Citibank, N.A., as Agent

Re: Sears Roebuck Acceptance Corp.

Ladies and Gentlemen:

We have acted as special counsel to Sears Roebuck Acceptance Corp., a Delaware corporation (the "Company"), in connection with the preparation, execution and delivery of the 364 Day Credit Agreement dated as of February 24, 2003 (the "Credit Agreement"), among the Company the Lenders parties thereto, Bank One, N.A., as syndication agent, Baclays Bank PLC and Bank of America, N.A., as documentation agents, Salomon Smith Barney, Inc. and Banc One Capital Markets, Inc., as joint lead arrangers and joint bookrunners, and Citibank, N.A., as Agent for said Lenders and certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Section 3.01(h)(iv) of the Credit Agreement. Terms used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the same meanings herein as ascribed thereto in the Credit Agreement.

In rendering the opinions set forth herein, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company, and have made such other investigations, as we have deemed relevant and necessary as a basis for such opinions. As to questions of fact material to the opinions set forth herein, we have relied, to the extent we have deemed reliance appropriate, without independent investigation, upon said certificates of public officials and of officers of the Company and representations and warranties of the Company in the Transaction Agreements (hereinafter defined).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

    the Credit Agreement;

    documents furnished pursuant to Article III of the Credit Agreement, and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below herein.

The Credit Agreement and the Notes shall hereinafter be referred to collectively as the "Transaction Agreements." "Applicable Laws" shall mean those laws, rules and regulations of the State of New York, the General Corporation Law of the State of Delaware, as amended, and the laws, rules and regulations of the United States of America. "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Agency pursuant to an Applicable Law.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

  (1)    The Credit Agreement is, and after giving effect to the initial Borrowing, the Notes will be legal, valid and binding obligations enforceable against the Company in accordance with their respective terms under Applicable Laws.

Our opinions are subject to the following assumptions and qualifications:

    Members of our firm are admitted to the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware, as amended and (iii) laws of the United States of America. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level).

    We have assumed the accuracy and completeness of all documents and records that we have reviewed; the legal capacity of natural persons; the authenticity of all records, documents and instruments submitted to us as originals; the conformity to original records, documents and instruments of all records, documents and instruments submitted to us as certified or photostatic copies; and the authenticity of the originals of such copies. We have assumed the genuineness of all signatures (other than those of the Company).

    We have assumed each of the Transaction Agreements constitute the legal, valid and binding obligation of each party other than the Company (the "Other Parties") to each Transaction Agreement, enforceable against such Other Parties in accordance with its terms, each of the Other Parties has complied with all legal requirements that are applicable to it that (i) affect the transactions described in the Transaction Agreements or are necessary to make the Transaction Agreements enforceable against it, or (ii) pertain to its status as such status relates to its rights to enforce the Transaction Agreements against the Company.

    We have assumed that (i) the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and each other jurisdiction where the nature of its business or properties requires its qualification to do business, (ii) the execution, delivery and performance of the Transaction Agreements are within the Company's corporate powers and have been duly authorized by all necessary corporate action and (iii) all Governmental Approvals have been obtained.

    We have assumed that: (i) the conduct of the parties to the Transaction Agreements complies with any requirement of good faith, fair dealing and conscionability; (ii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (iii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies applicable to our opinions are generally available to lawyers practicing in New York and are in a format that makes legal research feasible assuming the use of research technology generally available to and utilized by large, national law firms headquartered in New York, New York.

    Our opinions are subject to the effect of (i) laws relating to bankruptcy, reorganization, insolvency, receivership, moratorium, fraudulent conveyance, or other similar laws now or hereafter in effect relating to or limiting creditors rights generally, (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) the availability of specific performance, injunctive relief, or any other equitable remedy being subject to the discretion of a court of competent jurisdiction.

    We express no opinion as to Section (i) 2.13 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise setoff or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

    No opinion is given with respect to the effect of any (i) federal or state securities laws or regulations, (ii) antitrust or unfair competition laws or regulations, (iii) pension or employment benefit laws or regulations or (iv) construction, environmental, subdivision, zoning, health, safety or land use laws or regulations.

This opinion is being furnished to you as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided, that each assignee of a Lender under the Credit Agreement pursuant to

Section 8.07 thereof may rely on this opinion with the same effect as if it were originally addressed to such assignee as of the date hereof.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN

EXHIBIT E - TERMS OF
SUBORDINATION

TERMS OF SUBORDINATION*

SECTION 1. Subordination to Superior Debt. The Borrower and the lender of the SRAC Subordinated Debt (the "Lender") agree for the benefit of the holders of the Superior Debt that the SRAC Subordinated Debt shall, to the extent hereinafter set forth, be subordinate and junior in right of payment to all Superior Debt of the Borrower.

SECTION 2. Borrower Not to Make Payments hereunder in Certain Circumstances. (a) Upon the maturity of all or any part of the Superior Debt by lapse of time, acceleration or otherwise, such Superior Debt shall first be paid in full, or such payment shall be duly provided for in cash or in a manner satisfactory to the holders of such Superior Debt, before any payment by the Borrower or any Subsidiary is made on account of the principal of or premium, if any, or interest on the notes issued hereunder (the "SRAC Subordinated Notes") or to acquire any of the SRAC Subordinated Notes or on account of any sinking fund for the SRAC Subordinated Notes.

(b) In the event and during the continuation of any Default (as such term is defined in the Credit Agreement, provided that any such event or condition that would become an Event of Default only upon both the giving of notice of such event or condition by the Agent to the Borrower and the lapse of time shall constitute such an event or condition for purposes of this Agreement only if the Agent shall have given such notice to the Borrower) with respect to any Superior Debt (each such Event of Default or any such event or condition that, with the giving of notice or the lapse of time, or both, being referred to in this Agreement as a "Superior Debt Default"), (i) no payment shall be made by the Borrower or any Subsidiary on or with respect to the principal of, or, premium, if any, or interest on, the SRAC Subordinated Notes or to acquire any SRAC Subordinated Notes or on account of any sinking fund for the SRAC Subordinated Notes unless and until such Superior Debt Default shall have been remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any Superior Debt Default would exist and (ii) no holder of SRAC Subordinated Notes shall demand, accept or receive, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any SRAC Subordinated Notes, notwithstanding the terms of the SRAC Subordinated Notes or of any agreement or instrument which governs the SRAC Subordinated Notes, and no such payment shall be due.

(c) Unless and until all principal of, premium, if any, and interest on, and all other obligations of the Borrower under, the Superior Debt shall have been paid in full, no holder of SRAC Subordinated Notes will commence or maintain any action, suit or any other legal or equitable proceeding against the Borrower, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Superior Debt shall also join in bringing such proceeding, provided that this Section 2(c) shall not prohibit a holder of SRAC Subordinated Notes from filing a proof of claim or otherwise participating in any such proceeding not commenced by it.

SECTION 3. SRAC Subordinated Notes Subordinated to Prior Payment of all Superior Debt on Dissolution, Liquidation or Reorganization of Borrower. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Borrower or to its creditors, in their capacity as creditors of the Borrower, or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower, whether or not involving insolvency or bankruptcy, then:

(a) the holders of all Superior Debt shall first be entitled to receive payment in full of the principal thereof, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings) before the holders of the SRAC Subordinated Notes are entitled to receive any payment on account of the principal of, premium, if any, or interest on the SRAC Subordinated Notes; and

(b) all SRAC Subordinated Notes shall forthwith (notwithstanding the terms of Section 2) become due and payable and any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities to which the holders of the SRAC Subordinated Notes would be entitled, but for the provisions of these Terms of Subordination, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Agent or any other representative on behalf of the holders of Superior Debt, to the extent necessary to make payment in full of all principal, premium, if any, interest and all other amounts payable on all Superior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Superior Debt.

SECTION 4. Rights of Holders of Superior Debt; Subrogation. (a) Should any payment or distribution or security or the proceeds of any thereof be collected or received by any holder of SRAC Subordinated Notes in respect of the SRAC Subordinated Notes, and such collection or receipt is prohibited hereunder prior to the payment in full of the Superior Debt, such holder will forthwith deliver the same to the Agent for the equal and ratable benefit of the holders of the Superior Debt in precisely the form received (except for the endorsement or the assignment of or by such holder where necessary) for application to payment of all Superior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Superior Debt and, until so delivered, the same shall be held in trust by such holder as the property of the holders of the Superior Debt.

(b) All payments and distributions received by the Agent in respect of the SRAC Subordinated Notes, to the extent received in or converted into cash, may be applied by the Agent first to the payment of any and all reasonable out-of-pocket expenses (including attorney's fees and legal expenses) paid or incurred by the Agent or such representative in enforcing the provisions hereof or in endeavoring to collect or realize upon the SRAC Subordinated Notes or any security therefor, and any balance thereof shall, solely as between any holder of the SRAC Subordinated Notes, on the one hand, and the holders of the Superior Debt, on the other hand, be applied by the Agent in such order of application as the Agent may from time to time select, toward the payment of the Superior Debt remaining unpaid.

(c) No holder of SRAC Subordinated Notes shall be subrogated to the rights of the holders of the Superior Debt to receive payments or distributions of assets of the Borrower until all amounts payable with respect to the Superior Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Superior Debt of any cash, property or securities to which any holder of SRAC Subordinated Notes would be entitled except for these provisions shall, as between the Borrower, its creditors other than the holders of the Superior Debt, and such holders of SRAC Subordinated Notes, be deemed to be a payment by the Borrower to or on account of the Superior Debt. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of holders of SRAC Subordinated Notes, on the one hand, and the holders of the Superior Debt, on the other hand.

(d) Subject to the payment in full of all Superior Debt, the holders of the SRAC Subordinated Notes shall be subrogated (equally and ratably with the holders of all subordinated indebtedness of the Borrower which, by its terms, is not superior in right of payment to the SRAC Subordinated Notes, and ranks on a parity with the SRAC Subordinated Notes) to the rights of the holders of Superior Debt to receive payments or distributions of cash, property or securities of the Borrower applicable to the Superior Debt until all amounts owing on the SRAC Subordinated Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the SRAC Subordinated Notes of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of the Superior Debt shall, as between the Borrower, its creditors other than the holders of Superior Debt and the holders of the SRAC Subordinated Notes, be deemed to be a payment to or on account of the SRAC Subordinated Notes. The holders of SRAC Subordinated Notes agree that, in the event that all or any part of any payment made on account of the Superior Debt is recovered from the holders of Superior Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the holders of SRAC Subordinated Notes on account of the SRAC Subordinated Notes at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Section 4(d) or otherwise, shall be deemed to have been received by such holders of SRAC Subordinated Notes in trust as the property of the holders of the Superior Debt and such holders shall forthwith deliver the same to the Agent for the equal and ratable benefit of the holders of the Superior Debt for application to payment of all Superior Debt in full.

SECTION 5. Renewals, Extensions and Increases of Superior Debt. Each holder of SRAC Subordinated Notes by his acceptance thereof thereby waives any and all notice of renewal, extension, accrual or increase in the amount of any of the Superior Debt, present or future, and agrees and consents that without notice to or assent by any holder or holders of the SRAC Subordinated Notes:

(i) the obligation and liabilities of the Borrower or any other party or parties for or upon the Superior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, increased, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

(ii) the Agent or any other representative acting on behalf of the holders of the Superior Debt and the holders of the Superior Debt may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Superior Debt; and

(iii) any balance or balances of funds with any holders of the Superior Debt at any time standing to the credit of the Borrower may, from time to time, in whole or in part, be surrendered or released;

all as the Agent or any other representative or representatives acting on behalf of the holders of the Superior Debt and the holders of the Superior Debt may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the SRAC Subordinated Notes to the Superior Debt provided for herein.

SECTION 6. Obligation of Borrower Unconditional. Nothing contained in these Terms of Subordination or in the SRAC Subordinated Notes is intended to or shall impair, as between the Borrower, its creditors other than the holders of the Superior Debt, and the holders of the SRAC Subordinated Notes, the obligation of the Borrower, which is absolute and unconditional, to pay to the holders of the SRAC Subordinated Notes the principal of, premium, if any, and interest on the SRAC Subordinated Notes, as and when the same shall become due and payable (except as provided in Section 2), by lapse of time, acceleration or otherwise, in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the SRAC Subordinated Notes and other creditors of the Borrower other than the holders of the Superior Debt, nor shall anything herein or therein prevent the trustee or the holder of any SRAC Subordinated Notes (i) from taking all appropriate actions to preserve its rights under the SRAC Subordinated Notes not inconsistent with the rights of the holders of the Superior Debt under these Terms of Subordination, or (ii) from exercising all remedies otherwise permitted by applicable law upon default under the SRAC Subordinated Notes, subject to the rights, if any, of the holders of the Superior Debt under Section 2 of these Terms of Subordination and in respect of cash, property or securities of the Borrower otherwise payable or delivered to such holders of SRAC Subordinated Notes upon the exercise of any such remedy.

SECTION 7. Miscellaneous. Each holder of SRAC Subordinated Notes by its acceptance thereof thereby acknowledges and agrees that the holders of the Superior Debt have relied upon and will continue to rely upon the subordination provided for herein in entering into the agreements relating to Superior Debt and in extending credit to the Borrower pursuant thereto.

(b) No present or future holder of Superior Debt shall be prejudiced in his right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Borrower or any holder of the SRAC Subordinated Notes. The subordination provisions contained herein are for the benefit of the holders of the Superior Debt from time to time and, so long as Superior Debt is outstanding under any agreement, may not be rescinded, cancelled or modified in any way without the prior written consent thereto of all holders of Superior Debt.

(c) The subordination provisions hereof shall be binding upon any holder of the SRAC Subordinated Notes and upon the heirs, legal representatives, successors and assigns of any holder of the SRAC Subordinated Notes; and, to the extent that any holder of the SRAC Subordinated Notes is either a partnership or a corporation, all references herein to any holder of the SRAC Subordinated Notes shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation.

(d) These Terms of Subordination shall be construed in accordance with and governed by the laws of the State of New York.

EXECUTION COPY

U.S. $3,500,000,000

364-DAY CREDIT AGREEMENT

Dated as of February 24, 2003

Among

SEARS ROEBUCK ACCEPTANCE CORP.
as Borrower

and

THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders

and

BANK ONE, NA
as Syndication Agent

and

BARCLAYS BANK PLC

and

BANK OF AMERICA, N.A.
as Documentation Agents

and

SALOMON SMITH BARNEY INC.

and

BANC ONE CAPITAL MARKETS, INC.
as Joint Lead Arrangers and Joint Bookrunners

and

CITIBANK, N.A.
as Administrative Agent

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 3.01(b) - Disclosed Litigation

Schedule 5.02(a) - Existing Liens

Exhibits
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Counsel for the Borrower (Sears Law Department)
Exhibit D-2	-	Form of Opinion of Counsel for the Borrower (Katten Muchin Zavis Rosenman)
Exhibit E	-	Terms of Subordination